Exhibit 99.2

Q4 AND FULL YEAR 2019 FINANCIAL RESULTS

February 12, 2020

https://investors.quotient.com

Forward Looking Statements

Stacie Clements, Vice President of Investor Relations

Welcome to our fourth quarter and full year 2019 financial results update.

We have posted our earnings press release, prepared remarks, and an earnings presentation on the Investor Relations section of the Company website at: http://investors.quotient.com. When the call begins, management will discuss the highlights of the quarter before addressing questions.

Below you will see forward looking statements. Forward-looking statements include projections for our first quarter and full year 2020, expectations about our ability to grow revenues, gross margin and Adjusted EBITDA, the impact of our shift to recognize certain media services on a net basis, our expectations for our solutions, partnerships, product launches, Ubimo acquisition, CPGs’ plans regarding FSI exit, as well as the expected growth of, and investments in, our business generally and the expected ability to leverage investments and operating expenses.

Forward-looking statements are based on information available to and the good faith beliefs of our Management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.

Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Quarterly Report on Form 10-Q filed with the SEC on November 8th, 2019 and our future filings with the SEC.  We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Please note that with the exception of revenues, operating expenses, gross margins and net loss, financial measures discussed today are on a non-GAAP basis and have been adjusted to exclude certain expenses. A reconciliation between GAAP and non-GAAP measures can be found in the financial result press release issued today and on the slide deck posted on the Company's website.

Business Update

Steven Boal, Chief Executive Officer

I couldn’t be more pleased with how we ended the year, especially given the short-term setbacks from just six short months ago. We delivered record revenue in the fourth quarter, and well above the top end of guidance, ending the full year with revenue of $436.2 million dollars, or 13% year over year growth. Our fourth quarter performance delivered continued strength in our business across Retailer iQ, Retailer Performance Media, or RPM, and social influencer marketing.

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For the fourth quarter, we also delivered Adjusted EBITDA above the top end of guidance and we ended 2019 with $45.2 million dollars of Adjusted EBITDA.

Our teams have worked hard, demonstrating true teamwork and collaboration, and I couldn’t be more proud of all that we’ve accomplished.  Over the last six months, we’ve strengthened our team and established key operating priorities to drive the business forward. We believe we are now on course for steady growth in revenues, gross margin and Adjusted EBITDA.

Key Operating Priorities

Sustainable Growth

Quotient is now operating through the lens of building long-term, sustainable growth. Through focus and discipline, we believe we will end 2020 with healthier business fundamentals and even greater operational scale.  I’m pleased to report that several key initiatives are already underway and starting to make a positive impact across the organization.

We’re also making changes, where appropriate, to how we run parts of our business. At the end of Q1 we plan to complete some process and delivery improvements in some of our media products. Not only do these changes improve the customer experience, but they also strengthen the health of our business as we continue to grow. As a result of these changes, and beginning with Q2, we will be recognizing revenue from these products on a net basis, as opposed to gross. Pam will give more details around this, but the impact to 2020 revenue would be estimated to be about $33 million dollars.  If you take this into consideration, the comparison for 2020 revenue growth is 20%, significantly higher than our 12% guidance at the midpoint of our range, which includes the net accounting treatment. Said differently, our 2020 forecasted growth rate would be 20% year-on-year, demonstrating the accelerating growth of our core and stronger margin businesses.

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We also expect to drive 5 – 6 percentage points of gross margin improvement over the course of 2020. A portion of this improvement comes from the media changes I just mentioned, with the remaining improvement coming from the Ubimo acquisition and additional automation and process improvements. Already in Q4, we’ve made improvements in gross margin when compared to Q3, as the benefits from product mix focus and Ubimo start to take effect. Together, we believe these efforts will yield overall improvement in gross margin. Now that I’ve been back for nearly six months and have had time to fully assess the state of the business, including implementing many changes across the organization, we are forecasting steady progress in getting to a Q4 2020 adjusted EBITDA margin in the high teens.

Operational Excellence

We are building the best brand experiences and driving solutions that deliver relevant content to shoppers everywhere. We’ve done a great job on this front, building the flywheel that’s led to our market leading position within Retail and Consumer Packaged Goods (CPG). The journey has been exciting and there’s so much more opportunity where CPGs spend more than $225 billion dollars on marketing their products to shoppers who spend over half a trillion dollars every year.

With an eye on operational excellence, we’ve identified several other areas where we can improve how we run. In the past 5 years, we’ve almost doubled our revenue, and grown to nearly half a billion dollars in revenue, without the benefit of focusing on automation and internal process improvements that you would expect from a company our size. This has started to change over the past few months, and we are already benefiting from the internal attention.

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As part of this focus, we have better aligned the right people and expertise with the right roles. Since I’ve returned, along with Scott Raskin, we’ve brought onboard a new CFO, SVP of Revenue Operations, SVP of Customer Success and a new Chief People Officer who starts this coming week. Each of these leaders are world class executives in their respective areas, with strong track records delivering results. We have also flattened the organization which eliminated the need for certain other senior roles in an effort to streamline decision making with clear accountability.

I’m really excited about all these changes, as well as others currently underway. It’s now more important than ever that we operate with the scale and efficiency that will allow us to deliver operational excellence to CPGs and retailers as they accelerate their shift to digital.

2019 Highlights

Although 2019 was a year of change for us, we continued to grow our core business, innovate and deliver new products and expand our network. For the industry, it was a pivotal year as retailers elevated the importance of retail media. Retailers and brands are now moving quickly to play a key role in this future state of retail. But it’s not easy; it requires tightly integrated technology, content and powerful data and insights. For Quotient, 2019 brought all these components together for the first time, with enough scale to demonstrate and duplicate results over and over again. Brands call this process validating the solution, and after a year of producing stronger than average industry results, brands and retailers are committing to more dollars with Quotient.

Expanded Quotient Network Demand

Shopper demand on our platform also continued to expand this past year. The number of registrants on programs powered by Retailer iQ grew 24% over 2018 to over 105 million, at our existing retailer partners. This is a true testament to the strength of our retail partners’ digital initiatives as they continue to drive shopper registrants and engagement into their digital loyalty programs. We believe this number will continue to rise, as some retailers still have a very small percentage of their shoppers registered. This has created significantly more shopper demand on our platform, which is timely as many brands are now planning to fully exit the offline free-standing insert by the end of 2020. We also expect to add some exciting new retailers over the course of 2020.

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Products and Innovation

Earlier in 2019 we launched Quotient Audiences, offering syndicated and custom audience segments for brand buyers to target shoppers. We also partnered with Nielsen to offer Quotient Audiences on their Nielsen Marketing Cloud and provide data for their third-party measurement solutions. We also became a preferred marketing partner on Facebook, enabling brands to measure campaigns using our data directly from campaigns delivered on Facebook. Both of these partnerships validate the strength of our data and our position as a leader in this market.

In November 2019 we acquired Ubimo, a company that we already had a long-standing partnership with, to strengthen our targeted media solutions, accelerate the development of our self-service platform, add digital out of home (DOOH) solutions, and improve campaign performance and cost efficiencies. In Q4 2019, we already saw some benefit in gross margin from both product mix and Ubimo, and we’ve already started development of our self-service platform, expected to be in use by some of our partners in Q2 2020.

Deep Focus on Measurement and Insights

And finally, our goal at the beginning of the year was to lead with data in everything we do. First, we launched a brand-new analytics dashboard for our customers to login, run reports and gain insights all on their own. The feedback has been overwhelmingly positive and has been instrumental in fueling customer growth across our platform. Customers can now log in to monitor campaign performance results in mid-flight, understand key performance metrics and build strategic programs from the learnings of previous campaigns.

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Growth in 2020

This is an exciting time in the CPG and retail sectors. Retailers and brands are in sync with each other as they look to transition from offline to omni-channel, led by digital. This dynamic has created a tailwind for our growth. First, we believe we have turned the corner with the three CPGs that had significantly impacted our growth over the first three quarters of 2019. As we mentioned before, these CPGs paused their spend in national promotions across the industry starting in December of 2018, resulting in softer spend from them on our platform as well.

In the fourth quarter of 2019, revenue from two of these CPGs grew 29% or higher when compared to a year ago. Our teams have worked closely with these accounts to better understand their changing strategies, align to their goals and lead the conversations with data and measurement. I’m happy to say that one of these CPGs signed a large, multi-year MSA agreement with us at the end of the 2019. Winning this large commitment demonstrates the strength of our platform and the power behind results.

Additionally, we expect to see benefits in the second half of 2020 from certain CPGs exiting the FSI and their need to put that spend toward working dollars. As a reminder, CPGs representing more than 20% of national coupons are anticipated to come out of the print FSI by the end of 2020, creating an opportunity to bring those dollars to Quotient. With this in mind, we’re focused on packaging promotion solutions together to better align with campaign strategies. The benefit of digital is that there are more levers to pull to deliver results and drive sales. We have been working on our packaging of programs for some time now, and we and our partners are benefiting from all the early testing. Packages are now well defined, sold as Quotient Integrated Promotions, and we’ve seen a 100% renewal rate from our Q4 2019 launch.

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We also expect to see growth from RPM as certain retailers have started to demand CPGs commit up to 1.5% of their gross sales to be spent on digital marketing and merchandising. We spoke about this at great length at our Investor Day, and we’ve since seen momentum build as brands commit working dollars toward these retailers’ requirements. The opportunity with just our 3 largest RPM partners could be as high as $750 million dollars.

It’s been a challenging but rewarding nearly six months since I’ve returned to Quotient. We’ve now got the right focus, discipline and organizational clarity to meet the rising demand from our clients and partners.

Financial Results

Pam Strayer, Chief Financial Officer

Full Year 2019 Summary Results

●	We delivered record revenue. Full year 2019 revenue was $436.2 million and reflected growth of 12.7% over 2018. We delivered $45.2 million in Adjusted EBITDA, representing a 10.4% margin.
●	GAAP gross margin was 39.6%, compared to 46.7% at the end of 2018.
●	Non-GAAP gross margin was 45.0%, compared to 51.6% at the end of 2018.
●	GAAP operating expenses were 45.9% of revenue, compared to 51.7% of revenue at the end of 2018.
●	Non-GAAP operating expenses were 36.4% of revenue, compared to 38.7% of revenue at the end of 2018. We added 168 new employees in 2019 over 2018, including 41 employees from our Ubimo acquisition.
●	We recorded a GAAP net loss of $37.1 million, compared to a loss of $28.3 million in 2018.
●	We ended the year with cash and cash equivalents balance of $224.8 million.

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Fourth Quarter 2019 Summary Results

●
We delivered record revenue of $118.5 million up 10.7% over Q4 2018, and Adjusted EBITDA of $11.5 million, representing a 9.7% margin. Both were over the high end of our guidance. The overperformance in revenue was driven by Retailer iQ, RPM, and social influencer marketing.

●	GAAP gross margin was 39.1%, compared to 43.1% at the end of Q4 2018.
●	Non-GAAP gross margin was 44.3%, compared to 48.7% at the end of Q4 2018.
●	GAAP operating expenses were 44.8% of revenue, compared to 45.4% of revenue at the end Q4 2018.
●	Non-GAAP operating expenses were 36.2% of revenue, compared to 35.2% in Q4 2018.
●	We recorded a GAAP net loss of $(9.6) million, compared to a loss of $(4.5) million in Q4 2018.

Revenue Details

For the fourth quarter 2019, total promotions revenue grew 10.1%, primarily driven by Retailer iQ digital promotions which grew by over 20%. Digital print, included in total promotions revenue, continued to decline 14.2% over Q4 2018.

Media revenue grew 11.5% over fourth quarter 2018, and was primarily driven by Retailer iQ, RPM, and social influencer.

We continue to see positive signs from the three CPGs who had softer spend for much of 2019. In the fourth quarter, two of these CPGs delivered 29% or higher growth over Q4 2018, and the third CPG was flat over Q4 2018. We continue to be encouraged by our conversations with all three of these CPGs and the growth opportunities for 2020.

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Our three Customer Cohorts: (1) top 20 customers, (2) customers 20-40, and (3) the rest of our customers, continued to grow in the fourth quarter. On a trailing twelve months basis, we saw overall growth of 15% across our customer cohorts. Growth in our third customer cohort grew 20% in 2019 over 2018.

Gross Margin

Non-GAAP gross margin excludes stock-based compensation expense, amortization of acquired intangible assets, and restructuring charges.

On both a GAAP & non-GAAP basis, gross margin improved slightly in the fourth quarter due to product mix shift and some cost efficiences from Ubimo.

Operating Expenses

As we grow the business, we continue to manage our costs and invest where appropriate while leveraging operating expenses.

In the fourth quarter 2019, GAAP operating expenses were up year over year, and quarter over quarter, due to increased sales headcount and higher sales commissions. We added 168 employees, net, over 2019, including 41 from Ubimo in November. With 12.7% revenue growth in 2019, we delivered signficant leverage as a percentage of revenue decreasing operating expenses to 45.9% in 2019, from 51.7% in 2018.

Non-GAAP operating expenses exclude stock-based compensation, the net change in fair value of escrowed shares and contingent consideration, amortization of acquired intangible assets, certain acquisition related costs, restructuring charges, and Enterprise Resource Planning software implementation costs. As a percent of revenue, full year 2019 non-GAAP operating expenses decreased to 36.4% from 38.7% in 2018.

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In 2020, we expect to gain leverage in the business as operating expenses remain relatively level over the first three quarters of the year with a slight increase in Q4 for seasonally higher spend.  As a reminder, Q1 historically has incurred higher expenses from the previous Q4 due to annual FICA reset and our annual sales meeting.

Approximately one third of our employees are new within the last year. As they continue to ramp, we expect a greater level of productivity across the organization in 2020.  Additionally, we’ve spent the last several months aligning existing resources to our strategic focus around sustainable growth and operational scale.

Adjusted EBITDA

Q4 and full year 2019 Adjusted EBITDA was impacted by product mix shift, offset by continued leverage in operating expenses. Additionally, Q4 2019 was impacted by approximately $600,000 dollars of bad debt write-offs, an unusually high amount compared to historical trends, and we believe a one-time event.

On a Q4 2019 and full year basis, Adjusted EBITDA margin was down compared to the year over year comparable period. In 2020, we expect growth in Adjusted EBITDA margin as revenue grows and gross margins improve.

Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization, the net change in fair value of escrowed shares and contingent consideration, stock-based compensation, restructuring charges, other (income) expense and certain acquisition related costs.

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Net Income

GAAP net loss in Q4 2019 was ($9.6) million, or ($0.11) loss per share.  For the year, GAAP net loss was ($37.1) million, or ($0.41) loss per share.

Stock Buyback

In 2019, we repurchased approximately 8.1 million shares for approximately $85.5 million, including transaction costs. The current share repurchase plan has $50.0 million remaining.

Cash

We ended the quarter with $224.8 million in cash and cash equivalents, down $13.4 million from the end of Q3 2019. The reduction is attributed primarily to $13.7 million net cash paid for the Ubimo acquisition during the quarter, partially offset by cash generated from operations.  Excluding cash paid for the Ubimo acquisition and capital expenditures, we generated cash flow from operations of approximately $1.8M.

Change in Delivery for Certain Media Products

Effective April 1, 2020, we expect to complete some process changes to improve the delivery of some of our media products. These changes will enhance the customer experience and strengthen the health of our business as we continue to grow. As a result, we will be recognizing revenue from these products on a net basis, as opposed to gross starting in Q2 2020. Although there is no change in Q1 2020, starting in Q2 2020, our gross margin will be positively impacted, while our year over year revenue growth rates, along with full year 2020 growth rate, will be negatively affected.

To better understand the revenue effect of this change for this portion of our business, we would expect the impact to revenue in full year 2020 to be approximately $33.0 million. Had we continued to recognize this portion of revenue on a gross basis, our revenue growth rate in 2020 would be approximately 20%.

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There is no impact to our net income or Adjusted EBITDA as a result of these changes.

Guidance

For the full year 2020, we expect revenue to be in the range of $485.0 million to $495.0 million, or approximately 12% growth compared to last year at the midpoint, which includes a portion of our media business delivered as net in Q2, Q3 and Q4.

For the first quarter of 2020, we expect revenue to be in the range of $106.0 million to $109.0 million.

As our customers shift more of their dollars to digital, we expect to grow revenue faster in the second half of 2020 than the first half, with approximately 56% of total revenue in the back half of 2020. Revenue mix for the full year 2020 is expected to be similar the back half of 2019, with media revenue comprising approximately 47% of total revenue.

We expect gross margins to improve by approximately 5 – 6 percentage points by Q4 of 2020. We anticipate approximately 3 percentage points of improvement from the process change we plan to make to a portion of our media business. We expect the remaining gross margin improvements in the year from cost efficiencies from Ubimo and greater automation within operations.

Adjusted EBITDA for the full year 2020 is expected to be in the range of $58.0 million to $62.0 million, or approximately 12.5% margin at the mid-point. Adjusted EBITDA is expected to grow throughout the year with the fourth quarter Adjusted EBITDA margin in the high teens resulting from increased revenue, and improved gross margins and level operating expenses. For the first quarter of 2020, we expect Adjusted EBITDA to be in the range of $1.0 million - $3.0 million.

We expect weighted average diluted shares outstanding for 2020 to be approximately 92.0 million.

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Closing

We believe Quotient has a tremendous opportunity in the market. The industry continues to shift more toward digital, where data and insights drive sales and high measurable returns for our customers’ working dollars. The team has laid an incredible foundation of technology and partnerships throughout the retail/CPG ecosystem. The focus for 2020 is taking this great foundation and operationalizing around it for greater scale and sustainable growth as the industry continues to shift to digital.

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